EXHIBIT 99








      FOR IMMEDIATE RELEASE


FOR:  CCAIR, Inc.                         CONTACT:    Eric Montgomery
      P. O. Box 19928                                 704/359-5304
      Charlotte, NC  28219-0929              DATE:    October 28, 1998


                       CCAIR SETTLES INDUSTRY CANADA CLAIM

      CHARLOTTE, NC - Oct. 28 /PRNewswire/ -- CCAIR, Inc. (Nasdaq: CCAR), an independent airline operating as US Airways Express in the southeast United States announced today that it has successfully consummated a lease agreement for a Canadian-made, Bombardier de Havilland Dash 8 aircraft that is covered by economic development insurance provided by Her Majesty the Queen in Right of Canada as represented by the Ministry of Industry, Science and Technology (the "Ministry"). As a result of entering into the lease agreement, CCAIR has resolved all claims by the Ministry, including a purported claim of $16,996,995, as long as CCAIR fulfills its obligations under the lease for the new aircraft.

      CCAIR President and Chief Executive Officer Ken Gann stated that "On behalf of our shareholders, employees and business partners I am satisfied that we were able to resolve our differences in a productive manner that was beneficial to both CCAIR and the Canadian government."

      CCAIR is one of nine US Airways Express carriers. Through a marketing agreement with US Airways, US Airways Express passengers receive through fares, reservations and ticketing services, advance seat assignments and checked baggage to their final destination. Participating passengers receive a minimum of 500 miles credit for each flight in US Airways' Dividend Miles program. As part of a new reciprocal marketing relationship, Dividend Miles members may now claim their awards on American Airlines flights as well.

      US Airways Express operates nearly 2,600 daily flights with service throughout the U.S., Canada and the Bahamas. For additional information, contact your professional travel consultant or US Airways reservations at (800) 428-4322. Visit US Airways World Wide Web site at www.usairways.com.